SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-1(b))

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 1)



                                 ENERCORP, INC.
                                (Name of Issuer)


                         COMMON STOCK, $.0001 PAR VALUE
                         (Title of Class of Securities)


                                     292906
                                 (CUSIP Number)

                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

___   Rule 13d-1(b)     __x_  Rule 13d-1(c)           ___   Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

This information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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    -------------------------                                      --------------------------------------------
    CUSIP NO. 292906                     13G                       Page___2____ of ___7__Pages
    -------------------------                                      --------------------------------------------


    -----------------------------------------------------------------------------------------------------------
      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Robert R. Hebard

    -----------------------------------------------------------------------------------------------------------
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                            ---
                                                                                         (a)
                                                                                            ---
                           NA
                                                                                            ---
                                                                                         (b)
                                                                                            ---

    -----------------------------------------------------------------------------------------------------------
      3     SEC USE ONLY



    -----------------------------------------------------------------------------------------------------------
      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                           US

    -----------------------------------------------------------------------------------------------------------
                                5     SOLE VOTING POWER
                                                                                 29,067 common
                                                                                 10,581 warrants
    NUMBER OF
                             ----------------------------------------------------------------------------------
    SHARES                      6     SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY                                                                          0
      EACH
                             ----------------------------------------------------------------------------------
    REPORTING                   7     SOLE DISPOSITIVE POWER
    PERSON                                                                       29,067 common
                                                                                 10,581 warrants

                             ----------------------------------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                                                                      0


    -----------------------------------------------------------------------------------------------------------
      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                 29,067 common
                                                                                 10,581 warrants

    -----------------------------------------------------------------------------------------------------------
      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    -----------------------------------------------------------------------------------------------------------
      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                   5.6%


    -----------------------------------------------------------------------------------------------------------
      12   TYPE OF REPORTING PERSON*

                                                                                     IN


    -----------------------------------------------------------------------------------------------------------
                               *SEE INSTRUCTION BEFORE FILLING OUT!


    -------------------------                                      --------------------------------------------
    CUSIP NO. 292906                     13G                       Page___3___ of ___7___Pages
    -------------------------                                      --------------------------------------------


    -----------------------------------------------------------------------------------------------------------
      1    NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                             Dawn E. Hebard a/c/f Whitney L. Hebard UGMA

    -----------------------------------------------------------------------------------------------------------
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                            ---
                                                                                         (a)
                                                                                            ---
                           n/a
                                                                                            ---
                                                                                         (b)
                                                                                            ---

    -----------------------------------------------------------------------------------------------------------
      3     SEC USE ONLY



    -----------------------------------------------------------------------------------------------------------
      4    CITIZENSHIP OR PLACE OF ORGANIZATION



    -----------------------------------------------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                                                                  1,333 common
    NUMBER OF
                             ----------------------------------------------------------------------------------
    SHARES                      6     SHARED VOTING POWER
    BENEFICIALLY
    OWNED BY
      EACH
                             ----------------------------------------------------------------------------------
    REPORTING                   7     SOLE DISPOSITIVE POWER
    PERSON
                                                                                  1,333 common

                             ----------------------------------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER




    -----------------------------------------------------------------------------------------------------------
      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                                  1,333 common


    -----------------------------------------------------------------------------------------------------------
      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    -----------------------------------------------------------------------------------------------------------
      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                                   0.2%


    -----------------------------------------------------------------------------------------------------------
      12   TYPE OF REPORTING PERSON*

                                                                                     00


    -----------------------------------------------------------------------------------------------------------
                               *SEE INSTRUCTION BEFORE FILLING OUT!




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CUSIP No. 292906                                                     Page 4 of 7



ITEM 1(a)   Name of Issuer:  Enercorp, Inc.
            ---------------
ITEM 1(b)   Address of Issuer's Principal Executive Officers:
            -------------------------------------------------
            7001 Orchard Lake Rd., Suite 424
            West Bloomfield, MI  48322

ITEM 2(a)   Name of Persons Filing:
            -----------------------
            This Schedule 13G is being filed by Mr. Robert R. Hebard.

ITEM 2(b) Address Principal Business Office or, if none, Residence:
          ---------------------------------------------------------
            7001 Orchard Lake Road, Suite 424
            W. Bloomfield, MI 48322

ITEM 2(c)   Citizenship: Mr. Hebard is a United States citizen
            ------------
ITEM 2(d)   Title of Class of Securities
            ----------------------------
            Common Stock $.0001 Par Value

ITEM 2(e)   CUSIP Number:  292906
            -------------
ITEM 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)   Broker or dealer registered under Section 15 of the Exchange Act.
(b)   Bank as defined in Section 3(a)(6) of the Exchange Act.
(c) Insurance company as defined in Section 3(a)(19) of the Investment Company Act.
(d)   Investment company registered under Section 8 of the Investment Company
      Act.
(e)   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)   Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

CUSIP No. 292906                                                     Page 5 of 7


     If this statement is filed pursuant to Rule 13d-1(c), check this box.     X

ITEM 4      Ownership:

            a. Amount Beneficially Owned by Mr. Hebard: 39,648 shares (5.6%)

               Includes: (i) 27,734 shares (4.0%); (ii) warrants to purchase 10,581 common shares (1.5%); and (iii) 1,333 shares held in Dawn
               E. Hebard a/c/f Whitney L. Hebard UGMA (0.2%).

            b. Percent of Class: 5.6% by Mr. Hebard

            c. Number of shares as to which such person has:
               ---------------------------------------------
              (i) sole power to vote or to direct the vote:

               Mr. Hebard has the sole power to vote or to direct the votes of 27,734 shares held in his name; (ii) warrants to purchase 10,581 common shares held in his name; and (iii) 1,333 shares held in Dawn E. Hebard a/c/f Whitney L. Hebard UGMA. .

             (ii) shared power to vote or to direct the vote:

                  None

             (iii) sole power to dispose or to direct the disposition:

               Mr. Hebard has the sole power to dispose or to direct the deposition of 27,734 shares held in his name; (ii) warrants to purchase 10,581 common shares held in his name; and (iii) 1,333 shares held in Dawn E. Hebard a/c/f Whitney L. Hebard UGMA. .

             (iv) shared power to dispose or to direct the disposition:

                  None


ITEM 5      Ownership of Five Percent or Less of a Class:  N/A
            ---------------------------------------------
ITEM 6      Ownership of More than Five percent on Behalf of Another Person:
            ----------------------------------------------------------------
                        N/A

CUSIP No. 292906                                                     Page 6 of 7


ITEM 7      Identification and Classification of the Subsidiary Which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on by the Parent Holding Company:  N/A
            -------------------------------------------------------------

ITEM 8      Identification and Classification of Members of the Group:  N/A
            ----------------------------------------------------------

ITEM 9      Notice of Dissolution of Group:  N/A
            -------------------------------

ITEM 10     Certification:
            --------------

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 292906                                                     Page 7 of 7

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      Dated: February 10, 2000            \s\ Robert R. Hebard
                                          ---------------------------
                                          Robert R. Hebard